PRESS RELEASE


                                                                      Contact:
                                                          Patrick L. Alexander
                                         President and Chief Executive Officer
                                                               Mark A. Herpich
                                           Chief Financial Officer & Treasurer
                                                                (785) 565-2000


FOR IMMEDIATE RELEASE
October 25, 2000


          MNB Bancshares, Inc. Announces Third Quarter Earnings and
                   Declares 30TH Consecutive Cash Dividend


      (Manhattan, KS October 25, 2000) MNB Bancshares, Inc. (Nasdaq: MNBB), a bank holding company based in Manhattan, Kansas, reported that net earnings for the third quarter of 2000 were $311,000, an increase of 24%, compared to net earnings of $250,000 for the third quarter of 1999, according to Patrick
L. Alexander, President and Chief Executive Officer. The company also announced its Board of Directors declared a cash dividend of 6.25 cents per share to shareholders of record as of November 1, 2000, payable November 13, 2000. This marks the 30th consecutive quarterly dividend the company has paid. Diluted earnings per share for the third quarter of 2000 were $.20 versus $.16 for the third quarter of 1999. Net earnings for the first nine months of 2000 were $770,000, compared to $664,000 for the first nine months of 1999. Diluted earnings per share for the first nine months of 2000 were $.50 versus $.43 for the first nine months of 1999. The annualized return on average equity for the third quarter of 2000 was 9.11%.

      Commenting on the earnings announcement, Alexander stated that, "Our 2000 third quarter net earnings increased $61,000 from last year's comparable quarter. Additionally, third quarter net interest income was $70,000, or 6% greater than last year's comparable quarter. The efforts of our lending staff and the relationships they have established have resulted in an $11.5 million increase in net loans outstanding from the prior year. The increase in net interest income is generally attributable to this loan growth, which has been broad based across both our commercial and retail loan portfolios. These efforts are creating a more diversified loan portfolio and should continue to enhance our interest margins by countering interest margin pressures from our deposit base." Alexander further commented, "The strong growth in our loan portfolio, along with initiatives related to fee and service charge income which increased $106,000, allowed us to show a nice improvement over the third quarter of 1999. This increase occurred despite continued weakness in our gains on sale of loans as higher interest rates have continued to reduce residential mortgage loan originations."

      Alexander stated, "Our acquisition of Wamego and Osage City branches of Commercial Federal Bank on July 21, 2000, along with our new west Manhattan presence in the Dillon supermarket will enable the company to grow and expand relationships as well as improve our customers' banking convenience. These facilities also complement our efforts to increase our volume of lower cost core transaction accounts which will allow us to continue to expand our net interest margin."

      Net interest income before provision for loan losses increased $70,000, or 6% to $1.2 million for the quarter ended September 30, 2000 compared to the same period in 1999. Average loans for the third quarter of 2000 were $94.7 million compared to average loans of $81.8 million for the third quarter of 1999. Non-interest income was $348,000 for the quarter ended September 30, 2000 compared to $247,000 for the same period in 1999. Contributing to this increase was an increase in fee and service charge income of $106,000, partially offset by a decline in gains on sale of loans of $6,000. Non-interest expense increased $68,000, or 7% for the third quarter of 2000 compared to the same period in 1999.

      Net interest income before provision for loan losses increased $225,000, or 7% to $3.6 million for the nine months ended September 30, 2000 compared to the same period in 1999. Average loans for the first nine months of 2000 were $91.2 million compared to average loans of $78.1 million for the first nine months of 1999. Fees and service charges increased from $598,000 to $805,000, or by 35% for the first nine months of 2000 compared to the same period in 1999. Partially offsetting this increase was a decline in gains on sale of loans of $55,000, and a $30,000 loss on sale of investments during the first nine months of 2000. This loss on sale of investments resulted from restructuring the investment portfolio to obtain higher yielding investments with a projected break-even point within fiscal 2000. As a result, total non-interest income was $879,000 for the nine months ended September 30, 2000 compared to $764,000 for the same period in 1999. Non-interest expense increased $158,000, or 5% for the first nine months of 2000 compared to the same period in 1999, resulting from increased expenses for compensation and benefits, advertising, and occupancy and equipment. These increased expense categories, which related primarily to the opening and operating expenses of our new Dillons supermarket branch facility that opened in January 2000 and the Wamego and Osage City branch acquisitions during July 2000, were partially offset by reductions in professional fees and federal deposit insurance premiums.


      MNB Bancshares, Inc. (MNBB) is the holding company for Security National Bank. Security National Bank has branches in Auburn, Manhattan (2), Osage City, and Topeka, Kansas.

      Financial highlights for MNB Bancshares, Inc. are attached.

      Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange Commission.

                                     ###


CONDENSED CONSOLIDATED BALANCE SHEETS:
                                (unaudited)(audited)
                                At September 30,      At December 31,
ASSETS                                2000                  1999

Cash and cash equivalents       $ 3,421,431           $  4,315,013
Investment securities            44,424,418             45,005,468
Loans receivable, net (1)        94,472,542             87,720,201
Buildings & equipment, net        2,287,791              2,288,028
Other assets                      4,943,496              3,933,590

     TOTAL ASSETS             $ 149,549,678           $143,262,300

LIABILITIES

Deposits                      $ 127,770,127           $112,336,329
Advances from FHLB and other
  borrowed money                  6,591,935             16,698,857
Other liabilities                 1,182,924                936,730

     Total liabilities          135,544,986            129,971,916

Stockholders' equity             14,004,692             13,290,384

     TOTAL LIABILITIES AND
       STOCKHOLDER'S EQUITY    $149,549,678           $143,262,300

(1)Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.


================================================================================


CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
                          Nine months ended Sept.30, Three months ended Sept 30,
                                 2000        1999        2000        1999

Interest income                $ 8,053,813 $ 7,046,404 $ 2,857,383 $ 2,417,883
Interest expense                 4,454,806   3,672,296   1,617,974   1,248,226

Net interest income              3,599,007   3,374,108   1,239,409   1,169,657
Provision for loan losses           65,000           0      30,000           0
Net interest income after
  provision for loan losses      3,534,007   3,374,108   1,209,409   1,169,657

Non-interest income (2) (3)        878,912     763,690     348,464     246,750
Non-interest expense             3,289,944   3,132,243   1,107,217   1,038,757
Income tax expense                 352,723     341,357     139,380     127,415

Net earnings                     $ 770,252   $ 664,198   $ 311,276   $ 250,235

Net earnings per share (4)
  Basic                             $ 0.51      $ 0.44      $ 0.21      $ 0.16
  Diluted                             0.50        0.43        0.20        0.16

Book value per share (4)            $ 9.24      $ 8.70      $ 9.24      $ 8.70

Shares outstanding at end of
  period                         1,516,115   1,521,397   1,516,115   1,521,397

Weighted average diluted common and common
  equivalent shares outstanding  1,549,626   1,560,759   1,547,045   1,561,227



(2) Total non-interest income includes gains on sale of loans of $24,712 for the three months ended September 30, 2000 compared to $30,377 for the three months ended September 30, 1999. Total non-interest income includes gains on sale of loans of $64,502 for the nine months ended September 30, 2000 compared to $119,568 for the nine months ended September 30, 1999.

(3) Total non-interest income includes loss on sale of investments of $0 and $30,368 for the three and nine months ended September 30, 2000 as compared to gain on sale of investments of $0 and $7,147 for the three and nine months ended September 30, 1999, respectively.

(4) Net earnings per share and book value per share at or for the periods ended September 30, 1999 have been adjusted to give effect to the 5% stock dividend paid during August 2000.


================================================================================


                          Nine months ended Sept 30, Three months ended Sept 30,
OTHER DATA (unaudited):           2000       1999            2000       1999

Return on average assets (5)      0.70%      0.65%           0.81%      0.71%
Return on average equity (5)      7.67%      6.70%           9.11%      7.51%
Equity to total assets            9.36%      9.35%           9.36%      9.35%


(5)  Information is annualized.